EXHIBIT 99.2

Datawatch Appoints Douglas Zaccaro as Interim CFO; Promotes Kenneth P.
Bero to Senior Vice President Enterprise Solutions

Chelmsford, Mass. - (PR Newswire) - January 26, 2007 - Datawatch Corporation (NASDAQ-CM: DWCH), a leader in the rapidly growing Enterprise Information market, today announced that it has appointed Douglas Zaccaro as Interim Chief Financial Officer. The Company has also promoted Kenneth P. Bero to Senior Vice President Enterprise Solutions, reflecting his expanded responsibilities for worldwide enterprise sales and development.

“We are pleased to welcome Doug to our management team and are confident that his experience will make a significant contribution as we strengthen our financial planning and corporate governance controls,” said Robert W. Hagger, President and CEO of Datawatch. “In addition, his experience with Sarbanes-Oxley is a real asset to the organization."

Mr. Zaccaro has extensive experience as a CFO of emerging software companies with expertise in financial operations, controls, corporate strategy and building the business infrastructure for high-growth companies. Most recently Mr. Zaccaro served since 1999 as Treasurer and Senior Vice President, Chief Financial Officer, and Corporate Controller at Segue Software Inc., a publicly traded software company acquired by Borland Software in 2006. Prior positions include the roles of Vice President of Finance and Administration and Controller for Aranex Corporation (formerly IDEA), and Touche Ross & Co. (now Deloitte & Touche LLP) where he began his career.

A Massachusetts CPA, Mr. Zaccaro holds a Bachelor of Science degree in Accounting and a Masters Certificate in Personal Financial Planning from Bentley College, a Masters of Business Administration from Babson College, and a Certificate in Management Accounting.

Mr. Zaccaro succeeds John Hulburt, who as previously announced is leaving his current post as CFO of Datawatch effective January 31, 2007.

In his new role as Senior Vice President Enterprise Solutions, Mr. Bero will be responsible for leading the company’s worldwide sales strategy, including managing the company’s direct sales force, improving customer relationship development, and identifying new customer segments and regions that provide opportunity for future growth.

Mr. Bero joined the Company in June 2006 as VP of Enterprise Sales for North America. He has more than 20 years of sales, commercial operations and management experience. Prior to joining Datawatch, Mr. Bero served as Vice President, North American Channel Sales at Business Objects. During this time, Mr. Bero grew his organization from $30 million to $75 million, and developed alliances with key distribution channels, Value Added Reseller’s, Systems Integrators and over 4,000 direct and indirect partners. Mr. Bero also held the position of COO and Executive Vice President of Sales and Marketing at NAVIDEC, a NASDAQ listed software development and services company.

“Ken is a proven and successful leader with considerable experience managing high-growth sales organizations. His promotion to Senior Vice President underscores his great value to Datawatch’s executive team,” Mr. Hagger added. “His unique understanding of our market and our customer base will make a significant contribution to Datawatch’s expansion strategy.”

ABOUT DATAWATCH CORPORATION

Datawatch Corporation is a leader in the rapidly growing Enterprise Information Management market space. By providing solutions that build on a Service Oriented Architecture (SOA) framework and its Monarch report and data mining technology, Datawatch allows organizations to archive, access, enhance, analyze and deliver information from wherever it resides inside or outside the enterprise to solve business problems. Datawatch products are used in more than 20,000 companies, institutions and government agencies worldwide.

Datawatch corporate headquarters are located at 271 Mill Road, Quorum Office Park, Chelmsford, MA 01824. For more information, visit Datawatch at www.datawatch.com

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Datawatch contact:     Lisa G. Kilpatrick, Marketing Communications Manager
lisa_kilpatrick @datawatch.com
Phone (978) 441-2200, ext. 8240
Fax: (978) 453-4443